Exhibit 99.1
[ONEOK Logo]	News
May 19, 2005	Analyst Contacts: Weldon Watson
918-588-7158
Media Contact: Lori Webster
918-588-7570

ONEOK names Dan Harrison vice president

of corporate communications and public relations

Tulsa, Okla. -- The ONEOK board of directors today announced that Dan Harrison would become vice president of corporate communications and public relations, effective June 16, 2005. He will be responsible for ONEOK's corporate communications and government relations functions.

Harrison will report to Jim Kneale, executive vice president of finance and administration and chief financial officer.

He comes to ONEOK from Honeywell Automation and Control Solutions where he was vice president of global communications. He has held senior management positions in corporate communications and government relations with a number of companies, including Phillips Petroleum Company and its natural gas subsidiary.

Kneale said, "We are delighted to have Dan join ONEOK's management team. We believe he will help us communicate effectively in today's rapidly changing marketplace."

Harrison is a graduate of the University of Texas at Austin.

To obtain an electronic photo file of Harrison, visit the ONEOK Web site:

http://www.oneok.com/news/Harrison.pdf.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving more than 2 million customers.  We gather, process, store and transport natural gas in the mid-continent region of the United States.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States.  We are also involved in oil and gas production in Oklahoma and Texas.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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